EXHIBIT 16.1



                           LETTERHEAD OF WHITLEY PENN

September 8, 2003


Empiric Energy, Inc.
14675 Midway Road
Suite 207
Addison, Tx  75001


Gentlemen:

This is to confirm that the client-auditor relationship between Empiric Energy, Inc. (Commission File No. 33-77120) and Whitley Penn (formerly Jackson & Rhodes, P.C.) has ceased. There were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreement in connection with our report.


/s/ Whitley Penn

Whitley Penn (formerly Jackson & Rhodes, P.C.)



cc:  Office of Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street N.W.
Washington D.C.  20549